UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2008

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-362 (Commission File Number)	35-0827455 (I.R.S. Employer Identification No.)

400 E. Spring Street Bluffton, IN (Address of principal executive offices)		46714 (Zip Code)

Registrant’s telephone number, including area code: (260) 824-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Employment Security Agreements

On December 12, 2008, the Board of Directors of Franklin Electric Co., Inc. (the “Company”) approved the form of an Employment Security Agreement (the “ESA”) pertaining to the terms of the employment security the Company is providing the following key executive officers of the Company (each, an “Executive”):

Name	Title
DeLancey W. Davis	Vice President FE, Director of Americas Water Systems
Daniel J. Crose	Vice President FE, Director of Operations
Robert J. Stone	Senior Vice President FE, President Americas Water Systems
Thomas J. Strupp	Vice President FE, President Water Transfer Systems
Gary D. Ward	Vice President FE, Director of Human Resources

The ESA pertaining to Mr. Strupp supersedes his employment agreement previously entered into with the Company.  A copy of the form of ESA is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The ESA provides that if within two years after a Change in Control the Company terminates Executive’s employment for any reason other than Good Cause, or Executive terminates his employment with the Company for Good Reason, Executive is entitled to the following:

(i) a lump sum payment equal to the sum of two times Executive’s base salary, a pro-rata portion of Executive’s target bonus for the current year (based on the termination date), and two times Executive’s target bonus for the current year;

(ii) a lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting Executive with additional service for 24 months (or if earlier, until age 65);

(iii) immediate vesting of all stock based awards and deemed satisfaction of all performance-based awards;

(iv) continued coverage under the Company’s health and welfare plans for 24 months following termination (or if earlier, until age 65); and

(v) 12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company.

The ESA provides for a gross-up payment to Executive to cover any excise and related income tax liability under Section 280G of the Internal Revenue Code as a result of payments made or benefits provided under the ESA (except that if the payments and benefits subject to Section 280G are less than 110% of the amount that could be paid without incurring Section 280G liability, the payments under the ESA will be reduced so that no such liability will be incurred.

If Executive dies while receiving benefits under the ESA, all amounts payable thereunder to Executive shall be paid to his surviving spouse or his designated beneficiary, or if none, then to his estate, and Executive’s surviving spouse and eligible dependents shall continue to be covered under the Company’s health and welfare plans for the duration of the period described in (ii) above.

Deferred Compensation Plan

In addition, on December 12, 2008, the Board of Directors of the Company adopted the Franklin Electric Co., Inc. Deferred Compensation Plan (the “Plan”).  A copy of the form of the Plan is filed as Exhibit 10.2 to this report and incorporated herein by reference.

The Plan permits executive officers of the Company to defer up to 90% of their bonus awards and up to 50% of their salary.  The Company does not contribute any amounts to the Plan.  A participant must make an election to defer salary prior to the beginning of the calendar year for which the salary is earned and a participant must make an election to defer bonus awards by June 30 of the year for which the bonus is paid, or in the case of a long-term award, by June 30 of the initial year of the performance period (provided that a participant may elect by December 31, 2008 to defer his long-term bonus award otherwise payable in 2009).

Amounts deferred by a participant will be credited to a notional account maintained on his behalf, which will be adjusted for earnings and losses based on investment funds made available under the Company’s 401(k) plan, as elected by the participant.

A participant’s Plan account will be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months).  Such amount will be paid in a lump sum unless the participant elects, on his deferral election form, to have an amount paid in semi-annual installments not to exceed 10 years.  A participant may also request a distribution to be made prior to his termination of employment upon an unforeseeable emergency.

The Board may amend the Plan upon 30 days’ prior notice to participants, provided that any change that adversely affects a participant’s rights needs the participant’s written consent.  The Board can terminate the Plan at any time, in which case participants’ accounts will be paid to them in a lump sum, to the extent permitted by Section 409A of the Internal Revenue Code.

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Form of Employment Security Agreement, effective December 12, 2008.
10.2	Franklin Electric Co., Inc. Deferred Compensation Plan, effective December 12, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC. (Registrant)
Date: December 12, 2008	By: ______________________ John J. Haines Vice President, Chief Financial Officer and Secretary

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EXHIBIT INDEX

10.1	Form of Employment Security Agreement, effective December 12, 2008.
10.2	Franklin Electric Co., Inc. Deferred Compensation Plan, effective December 12, 2008.

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